Exhibit 99.1

AxoGen, Inc. Reports 46% Fourth Quarter and 42% Full Year 2013 Revenue Growth

Company Reports Continued Progress in Nerve Repair Market

Conference Call Today at 4:30 p.m. ET

ALACHUA, FL — March 6, 2014 — AxoGen, Inc. (NASDAQ: AXGN), the emerging leader of the $1.6 billion U.S. peripheral nerve repair market, announced financial results for the fourth quarter and full year ended December 31, 2013.  Revenue for the quarter grew 46% to $3.0 million and for the year grew 42% to $10.9 million as compared to comparable periods.

“AxoGen is pioneering the development of a $1.6 billion market for peripheral nerve repair.  During the course of the fourth quarter, and throughout the year, we achieved many milestones while positioning the Company for expanded growth in 2014,” said Karen Zaderej, President and Chief Executive Officer.  “Our fourth quarter revenue growth reflects the success in increasing the number of customers who use more than one AxoGen product line during procedures, as well as an expanded customer base.    As a pioneer in our market, we are constantly fine tuning our sales and marketing approach and believe that our efforts are driving greater market awareness and adoption of our portfolio: Avance® Nerve Graft, AxoGuard® Nerve Connector and AxoGuard® Nerve Protector.”

2013 Fourth Quarter Financial Results

Revenue for the 2013 fourth quarter increased 46% to $3.0 million compared to $2.0 million in the year-ago fourth quarter, reflecting new accounts and increased usage of the Company’s portfolio by existing accounts and higher product pricing implemented in early 2013.  Gross margin expanded to 80.0% compared to 76.6% in the 2012 fourth quarter.  The gross margin improvement is due to the product mix, product price increases and manufacturing efficiencies.

Total operating expenses in the fourth quarter were $5.2 million compared to $3.8 million in the year-ago fourth quarter.  The increased expenses are primarily attributable to the Company’s sales force expansion, higher commissions and marketing efforts, such as surgeon educational programs and training events initiated in the second half of 2013. Operating loss was $2.8 million compared to an operating loss of $2.2 million in fourth quarter of 2012. Net loss was $4.1 million, or $0.24 per share compared to a net loss of $4.0 million, or $0.36 per share in the fourth quarter of 2012.   The weighted average common shares for the fourth quarter of 2013 was approximately 17.3 million shares compared to 11.1 million shares in the year-ago fourth quarter as a result of the common stock offering in the 2013 third quarter.

2013 Full Year Financial Results

For the full year ended December 31, 2013, revenue totaled $10.9 million, representing a 42% increase over the $7.7 million reported for the year ended December 31, 2012. The growth is attributed to new accounts and the increased usage of the Company’s products by existing clients.  Gross profit increased to $8.5 million, or 48%, compared to $5.7 million for full year ended December 31, 2012.  Gross margin expanded to 77.7%, a 320 basis point improvement compared to 74.5% in 2012, due to product mix, higher product pricing and manufacturing efficiencies.  In 2013, expenses increased to $18.1 million compared to $13.5 million in 2012 due to the sales force expansion, higher commissions and preparations for the Company’s Investigational New Drug (IND) application with the FDA.  Net loss for 2013 was $14.6 million, or $1.08 per share compared to a net loss of $9.4 million, or $0.85 per share in 2012.  The weighted average common shares outstanding for the 2013 full year were approximately 13.5 million shares compared to 11.1 million shares in 2012.

As of December 31, 2013, cash, cash equivalents and marketable securities totaled $20.1 million, reflecting the total net proceeds to the Company of $16.8 million from the common stock offering in the 2013 third quarter.

“During 2014 we will continue our efforts to raise surgeon and patient awareness of the new options for nerve repair.  We will maintain a highly visible presence throughout the year at major clinical conferences and will sponsor three Peripheral Nerve Symposia, our peer-to-peer educational events showcasing the latest science and best practices in surgical nerve repair. We are confident this heightened campaign will continue to raise our profile and drive further growth in 2014. As a result, we believe the current analysts’ consensus revenue estimate of $16 million for 2014 is achievable,” concluded Ms. Zaderej.

Conference Call

The Company will host a conference call and webcast for the investment community today, Thursday, March 6, 2014 at 4:30 PM ET. Investors within the United States interested in participating are invited to call 877-674-2413 and reference the Participant Passcode 94925592. All other participants can use the dial-in number 1-914-495-8604, using the same Participant Passcode. To access the webcast, please visit http://www.AxoGenInc.com/Investors/html. Following the conference call, a replay will be available on the Company’s website under the “Investors” tab, http://www.AxoGenInc.com.

Canaccord Conference Presentation & Webcast

On Tuesday, March 11, 2014, the Company is scheduled to present and meet with investors at the Canaccord Musculoskeletal Conference at 11:10am CT (12:10pm ET) at the Sheraton New Orleans Hotel.  A live webcast and subsequent archived replay of the Company’s presentation may be accessed via the Investors section of the Company’s website, http://ir.axogeninc.com/

About AxoGen, Inc.

AxoGen (NASDAQ: AXGN) is a leading medical technology company  dedicated to peripheral nerve repair. AxoGen’s portfolio of regenerative medicine products is available in the United States, Canada and several European countries and includes Avance® Nerve Graft, the only off-the-shelf commercially available processed nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix (“ECM”) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments.

Avance® Nerve Graft is processed in the United States by AxoGen. AxoGuard® Nerve Connector and AxoGuard® Nerve Protector are manufactured in the United States by Cook Biotech Incorporated, and are distributed exclusively by AxoGen. AxoGen maintains its corporate offices in Alachua, Florida and is the parent of its wholly owned operating subsidiary, AxoGen Corporation.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “continue”, “may”, “should”, “will” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding our growth, our 2014 revenue estimate, product development, product potential, financial performance, sales growth, product adoption, market awareness of our products, data validation, our visibility at and sponsorship of conferences and educational events. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen’s business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and, except as required by law, AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source:  AxoGen, Inc.

Contact:

AxoGen, Inc.

Greg Freitag, Chief Financial Officer & General Counsel

386.462.6856

InvestorRelations@AxoGenInc.com

EVC Group

Bob Jones/Michael Polyviou — Investor Relations

646.201.5447/212.850.6020

bjones@evcgroup.com; mpolyviou@evcgroup.com

AXOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2013 and 2012

	2013	2012
Revenues	$10,947,361	$7,691,704
Cost of goods sold	2,439,818	1,961,877
Gross profit	8,507,543	5,729,827
Costs and expenses:
Sales and marketing	10,259,153	6,883,953
Research and development	2,125,476	1,427,211
General and administrative	5,715,119	5,220,599
Total costs and expenses	18,099,748	13,531,763
Loss from operations	(9,592,205)	(7,801,936)
Other income (expense):
Interest expense	(4,819,708)	(1,391,342)
Interest expense — deferred financing costs	(178,864)	(986,844)
Other income	33,892	23,972
Total other income (expense)	(4,964,680)	(2,354,214)
Loss before income taxes	(14,556,885)	(10,156,150)
Income tax benefit	—	738,192
Net Loss	(14,556,885)	(9,417,958)
Weighted Average Common Shares outstanding — basic and diluted	13,499,793	11,089,425
Loss Per Common share — basic and diluted	$(1.08)	$(0.85)

AXOGEN, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$20,069,750	$13,907,401
Accounts receivable, net of allowance for doubtful accounts of approximately $58,000 and $0, respectively	1,893,699	1,050,089
Inventory	3,398,438	3,151,109
Prepaid expenses and other	296,719	187,256
Total current assets	25,658,606	18,295,855
Property and equipment, net	381,689	108,534
Intangible assets	570,396	573,731
Deferred financing costs	1,073,579	1,252,443
	$27,684,270	$20,230,563
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$2,083,942	1,479,752
Current Deferred Revenue	14,118	—
Total current liabilities	2,098,060	1,479,752
Long-term debt
Note Payable — Revenue Interest Purchase Agreement	25,363,695	21,580,252
Long Term Deferred Revenue	85,882	—
Total liabilities	27,547,63	23,060,004
Shareholders’ equity (deficit):
Common stock, $.01 par value; 50,000,000 shares authorized; 17,339,561 and 11,122,573 shares issued and outstanding	173,395	111,226
Additional paid-in capital	72,369,016	54,908,226
Accumulated deficit	(72,405,778)	(57,848,893)
Total shareholders’ equity (deficit)	136,633	(2,829,441)
	$27,684,270	$20,230,563

AXOGEN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities:
Net loss	$(14,556,885)	$(9,417,958)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	79,232	187,749
Amortization of intangible assets	59,100	127,080
Loss on impairment	9,424	299,654
Loss on abandonment of license	—	147,826
Amortization of deferred financing costs	178,864	352,667
Amortization of debt discount	—	161,529
Provision for bad debt	58,617	—
Stock-based compensation	671,887	495,077
Stock grant for service	—	21,375
Cancellation of shares	—	(14,999)
Interest added to note payable	3,783,443	780,252
Change in assets and liabilities:
Accounts receivable	(902,227)	(252,435)
Inventory	(247,329)	(1,390,570)
Prepaid expenses and other	(109,463)	(53,757)
Accounts payable and accrued expenses	430,579	(105,348)
Deferred Revenue	100,000	—
Net cash used for operating activities	(10,444,758)	(8,661,858)
Cash flows from investing activities:
Purchase of property and equipment	(178,776)	(48,459)
Acquisition of intangible assets	(65,189)	(78,825)
Net cash used for investing activities	(243,965)	(127,284)
Cash flows from financing activities:
Proceeds from issuance of long-term debt		—
Proceeds from issuance of note payable	—	15,961,294
Proceeds from issuance of common stock	16,777,746	—
Repayments of long-term debt	—	(161,292)
Debt issuance costs	—	(1,309,834)
Proceeds from exercise of stock options	73,326	15,652
Merger	—	(58)
Net cash provided by financing activities	16,851,072	14,505,762
Net increase in cash and cash equivalents	6,162,349	5,716,620
Cash and cash equivalents, beginning of year	13,907,401	8,190,781
Cash and cash equivalents, end of period	$20,069,750	$13,907,401
Supplemental disclosures of cash flow activity:
Cash paid for interest	$1,030,219	$649,108
Supplemental disclosure of non-cash investing and financing activities:
Payments of fixed assets in accounts payable	$173,611	$—
Payments of long term debt with proceeds from note payable	—	4,838,706